Exhibit 99.1

       Edward F. Voboril Announces Plan to Retire as Greatbatch Chairman

     CLARENCE, N.Y.--(BUSINESS WIRE)--Nov. 28, 2006--Greatbatch, Inc. (NYSE:GB) today announced that Mr. Edward F. Voboril notified the Board of Directors of his intention to retire as Chairman of the Board, effective January 31, 2008. This retirement date is contemporaneous with Mr. Voboril's current employment agreement. Mr. Voboril intends to serve as Chairman of the Board of Directors through that date. Over the past 16 years, Mr. Voboril has served as Chief Executive Officer and as Chairman of the Board from 1990 and 1997, respectively. As previously announced, he transitioned his role as Chief Executive Officer to Thomas Hook in August 2006.

     Thomas Hook said, "I would like to thank Ed on behalf of the entire Company for all of his efforts over the past 16 years. Under his guidance, the Company has grown to be one of the leading developers and manufacturers of critical components used in implantable medical devices as well as specialty power markets. Ed has made numerous contributions to the overall organization. He has established a strong Management team that will enable the Company to continue to achieve excellent results and to grow into the future. Under his leadership, Greatbatch has successfully acquired and integrated five Companies and total sales revenues have grown from under $100 million in 2000 to over $240 million in 2005. I would also like to express my appreciation to Ed for the support he has given me in preparing for my role as Chief Executive Officer."

     About Greatbatch, Inc.

     Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the company is available at www.greatbatch.com.


     CONTACT: Greatbatch, Inc.
              Anthony W. Borowicz, Treasurer and Director, Investor Relations, 716-759-5809
              tborowicz@greatbatch.com